Question 7.c)
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Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								    Is this the
Series								   last filing
Number		Series Name					For this series?
								(Y or N)


120		Grant Park Multi Alternative Startegies Fund		 N
126		Grant Park Absolute Return Fund				 N
127		Grant Park Fixed Income Fund				 N
116		Crow Point Alternative Income Fund			 N
97		13D Activist Fund					 N





* Please refer to the Semi-Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.